Exhibit 23.2

Date：2026/07/02

Elong Power Holding Limited

3 Yan Jing Li Zhong Jie

Jiatai International Plaza

Block B, Room 2110

Beijing, China

Re: Consent Form

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by Elong Power Holding Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations. For the purpose of this legal opinion, our analysis and conclusions are based solely on the laws and regulations of the People’s Republic of China as applicable in the mainland, and do not cover the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region, or Taiwan region.

We hereby consent to the use of this consent as an exhibit to the Registration Statement submitted by Elong Power Holding Limited on post effective Form F-1, as amended (the”Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully，

/s/ BEIJING NEW BRIDGE LAW FIRM
BEIJING NEW BRIDGE LAW FIRM